Exhibit 99.4










                              Service Bancorp, Inc.
                               Holding Company for
                                   Summit Bank
                              Medway, Massachusetts

                          Proposed Marketing Materials

                             Marketing Materials for
                              Service Bancorp, Inc.
                              Medway, Massachusetts

                                Table of Contents

I.                Press Release
                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Press Release Examples

II.               Advertisements
                  A.       Explanation
                  B.       Schedule
                  C.       Advertisement Examples

III.              Question and Answer Brochure
                  A.       Explanation
                  B.       Quantity and Method of Distribution
                  C.       Example

IV.               Officer and Director Support Brochure
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

V.                IRA Mailing
                  A.       Explanation
                  B.       Quantity and Method of Distribution
                  C.       IRA Mailing Example

VI.               Counter Cards and Lobby Posters
                  A.       Explanation
                  B.       Quantity

VII.              Invitations
                  A.       Explanation
                  B.       Quantity - Method of Distribution
                  C.       Examples

                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, the Bank will forward press releases to area newspapers, radio stations, etc. at various points during the Conversion and Reorganization process.

         Only press releases approved by Issuer's Counsel and the Massachusetts Division of Banks will be forwarded for publication in any manner.

B.       Schedule

         1.       Approval of Conversion and Reorganization

         2.       Close of Stock Offering

                      National and Local Distribution List


The Bank should provide a supplemental distribution list that includes all local newspapers that it considers to be within its market area.

                                (TO BE PROVIDED)

Press Release                              FOR IMMEDIATE RELEASE
                                           ---------------------
                                           For More Information Contact:
                                           Eugene G. Stone
                                           President and Chief Executive Officer
                                           Summit Bank
                                           (508) 533-4343


                                   SUMMIT BANK

               REORGANIZATION FROM MUTUAL HOLDING COMPANY TO STOCK

                            HOLDING COMPANY APPROVED

         Eugene G. Stone, President and Chief Executive Officer of Summit Bank (the "Bank"), Medway, Massachusetts-, announced today that Summit Bank and its parent company, Service Bancorp, MHC, have received approval from the Massachusetts Division of Banks to reorganize into a "two-tier" mutual holding company. Summit Bank will then become a subsidiary of a recently organized holding company, Service Bancorp, Inc.

         Pursuant to the stock issuance plan, Service Bancorp is offering up to 1,190,250 shares of its common stock, at a price of $10.00 per share. The stock will be offered on a priority basis to depositors of the bank as of March 31, 1997, depositors of the bank as of June 30, 1998, Summit Bancorp's Employee Stock Ownership Plan and the Bank's employees, officers and directors. If any shares remain, stock will then be offered to persons who reside in Medway, Franklin, Medfield and Millis, Massachusetts. The Subscription and Community Offering (together, the "Offering") will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Prospectuses describing, among other things, the terms of the Offering will be mailed to eligible depositors of the Bank on or about August ___, 1998.

         According to Mr. Stone, "Our day to day operations will not change as a result of the reorganization and deposits will continue to be insured by the FDIC up to the applicable legal limits."

         Customers or members of the community  with  questions  concerning  the
reorganization   should   call   the   Stock   Information   Center   at   (508)
________________, or visit the Bank's main office at 81 Main Street in Medway.









This is neither an offer to sell nor a solicitation of an offer to buy the stock of Service Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Press Release                              FOR IMMEDIATE RELEASE
                                           ---------------------
                                           For More Information Contact:
                                           Eugene G. Stone
                                           President and Chief Executive Officer
                                           Summit Bank
                                           (508) 533-4343



          SERVICE BANCORP, INC. COMPLETES REORGANIZATION AND STOCK SALE

         Medway, Massachusetts - (_______, 1998) Eugene G. Stone, President and Chief Executive Officer of Summit Bank (the "Bank"), announced today that Service Bancorp, Inc. (the "Company"), the holding company for the Bank, will complete its stock offering on _________, 1998. In connection with the Bank's Conversion and Reorganization. __________ shares were sold at $10.00 per share in connection with the stock offering.


         Mr. Stone indicated that the board of directors of the Bank want to express their thanks for the response to the stock offering and that the Bank looks forward to continuing to serve the needs of its customers and the community as a stock institution. The offering was managed by Trident Securities, Inc. The stock is expected to commence trading on the Nasdaq Smallcap Market under the symbol "______" on ___________, 1998.

                          II. Advertisements (Optional)

A.       Explanation

         The intended use of the attached advertisement "A" is to notify the Bank's customers and members of the local community that the Conversion and Reorganization offering is underway.

         The intended use of advertisement "B" is to remind the Bank's customers and members of the local community of the closing date of the stock offering.

B.       Media Schedule

          1. Advertisement A - To be run immediately following regulatory approval and run as often as weekly thereafter.

          2. Advertisement B - To be run during the last week of the subscription offering.

         The Bank may, depending upon the response from customers and the community, choose to run fewer ads or no ads at all.

Advertisement (A)

  This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Federal Deposit
         Insurance Corporation, the Massachusetts Division of Banks, nor
           has the commission or division passed upon the accuracy or adequacy of the prospectus. Any representation to the
                              contrary is unlawful.


New Issue                                                          _______, 1998


                                 ________ Shares




                     These shares are being offered pursuant
               to a Plan of Conversion and Reorganization whereby

                                   Summit Bank




                           Medway, Massachusetts will

              reorganize into a two-tier mutual holding company and
                       become a wholly-owned subsidiary of

                              Service Bancorp, Inc.

                                  Common Stock

                                 ---------------

                             Price $10.00 Per Share

                                 ---------------


                            Trident Securities, Inc.

                For a copy of the prospectus call (508) ________.


         Copies of the Prospectus may be obtained in any State in which this announcement is circulated from the undersigned or
               such other brokers and dealers as may legally offer
                         these securities in such state.

Advertisement (B)


                        ATTENTION: SUMMIT BANK'S ELIGIBLE
                                   DEPOSITORS

                        _____________, IS THE DEADLINE TO
                      ORDER STOCK OF SERVICE BANCORP, INC.








                       Eligible depositors of Summit Bank
                              have the opportunity
                     to invest in Summit Bank by subscribing
                     for common stock in its holding company
                              SERVICE BANCORP, INC.




                  A Prospectus relating to these securities is
                    available at our office or by calling our
                Stock Information Center at (508) _____________.



                 This announcement is not an offer to sell or a solicitation of an offer to buy the stock of Service Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured
                  by the Federal Deposit Insurance Corporation
                         or any other government agency.

                        III. Question and Answer Brochure



A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any Conversion and Reorganization. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the Prospectus, it saves a prospective investor from searching for the answer to a simple question.

B.       Method of Distribution

         There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

          1. A Question and Answer brochure is sent out in the initial mailing to all eligible account holders of the Bank.

          2.   Question and Answer brochures are available at the Bank.

          3. Question and Answer brochures are distributed in information packets at community meetings.

          4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                                   Summit Bank
                              Medway, Massachusetts

     Questions and Answers Regarding the Subscription and Community Offering

This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus. A Prospectus can be obtained at any Summit Bank office or by calling the Summit Bank Stock Information Center at (508) [________]. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                  MUTUAL TO STOCK CONVERSION AND REORGANIZATION

The Bank's Board of Directors and the Mutual Holding Company's Board of Trustees have voted to convert to a two-tier mutual holding company and the Mutual Company's Corporators have approved it. Complete details on the Conversion and Reorganization, including reasons for conversion and reorganization, are contained in the Prospectus. We ask you to please read it carefully.

This brochure is provided to answer basic questions you might have about the Conversion and Reorganization. Remember, the Conversion and Reorganization will not affect the rate on any of your savings accounts or loans.

                         THE OFFERING AND REORGANIZATION

1. Q. What is the purpose of the Stock Offering?

   A. We are selling shares of common stock so that we can raise capital to grow and compete more effectively in our market area, and so that our depositors, employees, management and directors may obtain an equity ownership in the Bank. As part of the reorganization, you will have the opportunity to become a stockholder of the Stock Company, which will allow you to share indirectly in the future earnings and growth of our Bank. The capital raised in the stock offering will enable us to expand our lending and investment activities, and may be used to establish or acquire new branch offices or acquire other financial institutions.

2. Q. Will the transaction be beneficial to the communities that the Bank serves?

   A. Management believes that the Offering is in the best interest of the various communities that Summit Bank serves because following the stock offering it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offering will be sold to residents of the Savings Bank's "Local Community."

3. Q. Will the transaction have any effect on savings accounts, certificates of deposit or loans with Summit Bank?

   A. No. The transaction will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected.

4. Q. Will the Offering cause any changes in personnel or management?

   A. No. The Offering will not cause any changes in personnel or management. The normal day-to-day operations will continue as before.


                    THE SUBSCRIPTION AND COMMUNITY OFFERINGS

5. Q. What are the Subscription and Community Offerings?

   A. Under the Stock Issuance Plan adopted by Summit Bank, consistent with the board's objective for Summit Bank to remain a locally owned financial institution, the Holding Company is offering shares of stock to certain current and former customers of the Bank and to the Company's Employee Stock Ownership Plan ("ESOP") in the Subscription Offering. Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons who are residents of Medway, Franklin, Medfield and Millis, Massachusetts. The Subscription Offering and Community Offering, if conducted, are being managed by Trident Securities, Inc. It is anticipated that any shares not subscribed for in either the
      Subscription or Community Offerings may be offered for sale in a Syndicated Community Offering, which is an offering on a best efforts basis by a selling group of broker-dealers.

6. Q. Who is entitled to buy Service Bancorp, Inc. common stock?

   A. The shares are being offered pursuant to the Plan of Conversion on a priority basis to: (i) persons who had one or more deposit accounts with us with the aggregate balances of at least $50 on March 31, 1997; (ii) persons who had one or more deposit accounts with us with the aggregate balances of at least $50 on June 30, 1998; (iii) Service Bancorp's Employee Stock Ownership Plan (the "ESOP"); and (iv) Summit Bank's and Service Bancorp's employees, officers, directors and trustees.

7. Q. How many shares of stock are being offered?

   A. Service Bancorp, Inc. is offering 900,000 shares of common stock at a price of $10.00 per share. The number of shares may be reduced to as low as 765,000 or increased to as much as 1,035,000 in response to the independent appraiser's final determination of the consolidated pro forma market value of Summit Bank and Summit Bancorp, Inc. at closing. Under certain circumstances, to reflect changes in market and financial conditions after the beginning of the Offering, the number of shares may be increased to up to 1,190,250 shares.

8. Q. How was it determined that between 765,000 shares and 1,035,000 shares of stock would be issued at $10.00 per share?

   A. The price range was determined through an appraisal of Summit Bank by RP Financial, LC, an independent appraisal firm specializing in the thrift industry.

9. Q. How much stock do the directors and executive officers of Summit Bank intend to purchase through the Subscription Offering?

   A. Directors, Trustees and executive officers and their associates intend to purchase $739,500 (8.2% at the 900,000 share midpoint of the offering) of the stock to be offered in the Conversion and Reorganization. The purchase price paid by these individuals will be the same as that paid by customers and the general public.

10. Q. Will there be any dividends paid on the stock?

    A. The Board of Directors of the stock company currently does not intend to pay cash dividends on its common stock.

                             BECOMING A STOCKHOLDER

11. Q. How do I subscribe for shares of stock?

    A. Eligible customers wishing to subscribe for Service Bancorp, Inc. common stock must complete a Stock Order Form and return it to the Bank along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at Summit Bank on or prior to the close of the Subscription Offering which is 12:00 noon, Massachusetts time on September __, 1998. If shares remain available for sale after the expiration of the Subscription Offering, they will be offered in the Community Offering, which will begin as soon as practicable after the end of the Subscription Offering. Members of the public who wish to order stock directly from the Bank in the Community Offering should return their Stock Order Form and accompanying payment to Summit Bank as soon as possible after the Community Offering begins because it may terminate at any time after it begins. Members of the general public should contact the Stock Information Center at (508)_________ for additional information.

12. Q. How can I pay for the shares?

    A. First, you may pay for your stock by cash, check, bank draft, negotiable order of withdrawal or money order. These funds will earn interest at the Bank's passbook rate from the day we receive them until the completion or termination of the offering. Stock orders accompanied by cash must be delivered in person to the Bank's office.

        Second, you may authorize us to withdraw funds from your Summit Bank savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue to earn interest at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the purchase amount you specify on the stock order form. You will not have access to these funds from the day we receive your order until the completion or termination of the offering.

13. Q. How much stock can I buy during the offering period?

    A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $250. No person or group of persons acting in concert may purchase more than $100,000 worth of Common Stock

14. Q. When must I place my order for shares of stock?

    A. To exercise subscription rights in the Subscription Offering, a Stock Order Form must be received with full payment for all shares subscribed for not later than 12:00 noon, Massachusetts time on September __, 1998.

15. Q. Will I receive interest on funds I submit for stock purchases?

    A. Yes. Summit Bank will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the Subscription Offering until completion or termination of the Conversion and Reorganization.

16. Q. Can I purchase stock using funds in an IRA account?

    A. Yes. To use such funds to subscribe for stock, you need to establish a self-directed IRA with an outside trustee. When properly executed, there will be no early withdrawal or tax consequences associated with this transaction. Contact the Stock Information Center for further information at (508) _________. It takes several days to process the necessary IRA forms and therefore it is necessary that your response be received by ________, 1998 to accommodate your interest.

17. Q. Must I pay a commission on the stock for which I subscribe?

    A. You will not pay a commission on stock purchased in the Subscription Offering. Conversion and Reorganization expenses, including commissions, will be deducted from the proceeds of the offering upon completion of the Conversion and Reorganization.

18. Q. Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

    A. No. The shares are not and may not be insured by the FDIC. However, the FDIC will continue to insure savings accounts and certificates of deposit at Summit Bank up to the applicable limits allowed by law.

19. Q. If I buy stock in the Offering, how would I go about buying additional shares or selling shares in the aftermarket?

    A. Service Bancorp, Inc. has received conditional approval to have the Common Stock quoted on the Nasdaq Smallcap Market under the symbol "____." Therefore, once the stock has commenced trading, interested investors may contact any broker to buy or sell shares.

20. Q. Are the subscription rights transferable to another party?

    A. No. Pursuant to state regulations, subscription rights granted in the Subscription Offering may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to forfeiture of such rights.

21. Q. May I obtain a loan from Summit Bank using stock as collateral to pay for my shares?

    A. No. State regulations do not allow Summit Bank to make loans for this purpose, but other financial institutions could make a loan for this purpose.

22. Q. I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

    A. If you were an account holder on March 31, 1997, or June 30, 1998, you are entitled to subscribe for stock without regard to whether you continue to hold your Summit Bank account.

23. Q. If I have misplaced my Stock Order Form what should I do?

    A. Summit Bank will mail you another order form or you may obtain one from any of our offices. If you need assistance in obtaining or completing a Stock Order Form, a Summit Bank employee will be happy to help you.

24. Q. How can I get further information concerning the stock offering?

    A. You may call the Stock Information Center, at (508)________ for further information or for a copy of any of the offering information.





THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                        IV. Officer and Director Brochure

A.       Explanation

         An Officer and Director Brochure merely highlights in brochure form the purchase commitments shown in the Prospectus.

B.       Quantity

         An Officer and Director brochure is proposed to be sent out in the initial mailing to all eligible depositors of the Bank along with the Prospectus. Alternatively, the information contained in this brochure may be combined with the Question and Answer brochure.

                         DIRECTOR AND EXECUTIVE OFFICER
                               INTENDED PURCHASES


                                                                       Number of           Percent
    Name                             Aggregate Purchase Price            Shares          at Midpoint
    ----                             ------------------------            ------          -----------
    Eugene G. Stone
    Warren W. Chase, Jr.
    Michael A. Dalrymple
    Pamela J. Mozynski
    John J. Morgan
    Daniel g. Trambley
    James W. Murphy
    Kelly A. Adler
    Harold W. Bemis
    William L. Casey
    Paul J. DeSimone
    John G. Dugan
    Richard Giusti
    John Hasenjaeger
    Robert J. Heavey
    Thomas R. Howie
    Kenneth C. A. Isaacs
    Paul V. Kenney
    Eugene R. Liscombe
    Eugene A. Matson
    Lawrence E. Novick

    All directors and
     executive officers of
     the Bank as a
     group (21) persons)


                            V. IRA Mailing (Optional)



A.       Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Bank.

B.       Quantity

         One IRA letter is proposed to be mailed to each IRA customer of the Bank. These letters would be mailed following regulatory approval of the Conversion and Reorganization and after each customer or stockholder has received the initial mailing containing a Prospectus.

C. Example - See following page.

                             Summit Bank Letterhead



                                 ________, 1998

Dear Individual Retirement Account Participant:

         As you know, Summit Bank (the "Bank") is in the process of offering stock in connection with the Bank's reorganization into a "two-tier" mutual holding company structure. Through the Conversion and Reorganization, certain current and former customers have a priority right to purchase shares of common stock of Summit Bancorp, Inc. (the "Company") in a Subscription Offering. The Company currently is offering up to 1,035,000 shares, subject to adjustment, of the Company at a price of $10.00 per share.

         As the holder of an individual retirement account ("IRA") at the Bank, you have an opportunity to become a stockholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

         If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (508) ____________. Because it may take several days to process the necessary IRA forms, a response is requested (but not required) by _______, 1998 to accommodate your interest.

                                           Sincerely,



                                           Eugene G. Stone
                                           President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy Summit Bancorp, Inc. Common Stock. The offer is made only by the Prospectus, which was recently mailed to you. The shares of Summit Bancorp, Inc. Common Stock are not deposits and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                       VI. Counter Cards and Lobby Posters

A.       Explanation

         Counter cards and lobby posters serve two purposes: (1) As a notice to the Bank's customers and members of the local community that the stock sale is underway and (2) to remind customers and members of the local community of the end of the Subscription and Community Offerings.

B.       Quantity

         Approximately 2 - 3 Counter cards may be used in each branch location.

         Approximately 1 - 2 Lobby posters may be used at each branch office.


C.       Example

C.                                                                  POSTER
                                                                    OR
                                                                    COUNTER CARD





                              Service Bancorp, Inc.

                               Holding Company for

                                   Summit Bank


                            "STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"


                           Subscription Offering Ends

                                  _______, 1998

                                VII. Invitations


A.       Explanation

         In order to educate customers and the public about the stock offering, the Bank may hold several Community Meetings in various locations. In an effort to target a group of interested investors Trident will request that each Director and Officer of the Bank submit a list of prospective investors that he/she would like to invite to a Community Meeting.

         Prospectuses are given to each prospect at the Community meeting.

B.       Quantity and Method of Distribution

         An invitation is mailed to each prospect.

                       The Trustees, Officers & Employees

                                       of

                                  Service Bank

                              cordially invite you

                         to attend a brief presentation

                         regarding the stock offering of

                              Summit Bancorp, Inc.

                                Please join us at

                                      Place

                                     Address

                                       on

                                      Date

                                     at Time

                               for hors d'oeuvres


R.S.V.P.
(508) _________________